UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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VALLEY FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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VALLEY FINANCIAL CORPORATION

36 Church Avenue, SW
Roanoke, Virginia 24011

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

General Information
This solicitation of proxies is made by and on behalf of the Board of Directors of Valley Financial Corporation (the "Company") for use at the 2010 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m. local time at the Shenandoah Club, 24 Franklin Road, Roanoke, Virginia 24011 on Wednesday, May 12, 2010 and at any adjournments thereof.  This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 are being provided through the Internet or, upon your request, a printed version of these materials will be mailed to you.  All shareholders will have the ability to access these proxy materials on the Internet site referred to in the Notice of Internet Availability of Proxy Materials (the “Notice”) first sent on or about April 2, 2010 or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials through the Internet or to request a printed copy may be found in the Notice.

Matters to be Voted On
Proposal No. 1:  Election of Directors
Proposal No. 2:  Non-Binding Vote on Executive Compensation

The Board of Directors does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters.  If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters as determined by a majority of the Board of Directors.

Who Can Vote
The record date for eligibility to vote at the Annual Meeting is March 12, 2010.  As of that date, the Company had outstanding 4,680,251 shares of its common stock, no par value (the "Common Stock"), each of which is entitled to one vote at the Annual Meeting or any adjournment of the meeting.   A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum.

A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter.  If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a broker non-vote.  A broker cannot vote on the election of directors without instructions; therefore, there may be broker non-votes on Proposal 1.  We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to the approval of executive officer compensation; therefore, no broker nonvotes are expected or exist in connection with Proposal 2.  Non-votes will not be treated as present or represented at the meeting and will not be included in determining whether a quorum is present.

Also as of March 12, 2010, the Company had outstanding 16,019 shares of its preferred stock, no par value (“Preferred Stock”).  The Preferred Stock holder is not entitled to a vote at the Annual Meeting or any adjournment of the meeting.

Executing Your Right to Vote
If you complete and return a proxy card in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with the instructions marked on the card.  Signed but unmarked proxies will be voted on all business matters as recommended by the Board of Directors.  Proxies marked as abstentions and proxies for shares held in the name of a bank, broker or other nominee marked as not voted will be counted only for purposes of determining a quorum at the annual meeting.

Cost of Proxy Solicitation
The cost of solicitation of proxies will be borne by the Company.  In addition to the solicitation of proxies by mail, the Company also may solicit proxies through its directors, officers, and employees.  The Company also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Phone and Internet Voting
Valley Financial Corporation is pleased to offer its shareholders the convenience of voting by phone and online via the Internet.  Please check the Notice or your proxy card for instructions.  Please be aware that if you vote your shares by phone or over the Internet, you may incur costs or charges from your phone service or Internet access provider for which you are responsible.

Changing Your Vote
Your presence at the annual meeting will not automatically revoke your proxy.  However, you may revoke a proxy at any time prior to its exercise by 1) filing a written notice of revocation with Kimberly B. Snyder, Corporate Secretary or 2) delivering to Valley Financial Corporation a duly executed proxy bearing a later date or 3) attending the annual meeting and casting a ballot in person.

Delivery of Proxy Materials for the Annual Meeting
Valley Financial Corporation plans to take advantage of the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of the proxy materials to shareholders who have the same address, to conserve resources and achieve the benefit of reduced printing and mailing costs.  Shareholders residing at a shared address will continue to receive separate proxy cards.  If you wish to receive a separate set of materials, please write or call as specified below and the Company will promptly mail it to you at no charge.  If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
This proxy statement and Valley Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 may be viewed at:  http://www.myvalleybank.com under “Shareholder Information”, “SEC Filings”.

Attendance at the Annual Meeting
All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.  Registration will begin at 9:15 a.m.  If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.  Cameras (including cell phones with photographic capabilities), recording devices, and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Election of Directors
Directors are elected by a plurality of the votes of the shares represented in person or by proxy at the Annual Meeting.  Only shares that are voted in favor of a nominee will be counted toward that nominee’s achievement of a plurality.  Shares represented by proxy as to which the shareholder properly withheld authority to vote for a nominee will not be counted toward that nominee’s achievement of a plurality.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as to persons believed by management of the Company to be beneficial owners of more than 5% of the outstanding Common Stock.  Other than as disclosed below, the Company is not aware of any person or group, as those terms are defined in the Securities Exchange Act of 1934, who beneficially owned more than 5% of the outstanding Common Stock as of March 12, 2010.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Common Stock	George W. Logan	468,000	9.99%
	P. O. Box 99
	Earlysville, VA 22936

Common Stock	Nicholas F. Taubman (1)	404,022	8.63%
	2965 Colonnade Drive
	Roanoke, VA 24018

Common Stock	The Banc Funds Company, LLC (2)	292,301	6.25%
	208 S. LaSalle Street
	Chicago, IL 60604

(1)  According to a Schedule 13G/A filed with the SEC on October 7, 2004, Nicholaus F. Taubman reported that, through certain trusts and entities of which he and his wife are trustees and managers, he had the sole voting and dispositive power over 216,274 shares of common stock and shared voting and dispositive power over 187,748 shares of common stock.

(2) According to a Schedule 13G/A filed with the SEC on February 10, 2010, the Banc Funds Company, LLC reported that, through certain entities and funds of which it is general manager, it had the sole voting and dispositive power over all 292,301 shares of common stock that it reported.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

	Shares of Common Stock Beneficially Owned as of March 12, 2010 (11)
Name	Shares Owned		Shares Acquirable within 60 days	Percent of Class

James S. Frantz, Jr.	11,524		-	0.25%
Eddie F. Hearp*	136,380	(1)	-	2.91%
Anna L. Lawson	130,948	(2)	-	2.80%
John W. Starr, MD	87,608	(3)	-	1.87%
Abney S. Boxley, III*	69,776	(4)	-	1.49%
William D. Elliot*	207,069	(5)	-	4.42%
Barbara B. Lemon	95,000		-	2.03%
Samuel L. Lionberger, Jr.	8,000		-	0.17%
Ward W. Stevens, M.D.*	100,300		-	2.14%
Edward B. Walker	3,381		-	0.07%
Ellis L. Gutshall*	117,952	(6)	18,400	2.91%
Mason Haynesworth	11,407	(7)	-	0.24%
A. Wayne Lewis	96,055		-	2.05%
George W. Logan *	468,000		-	9.99%
Geoffrey M. Ottaway	115,560	(8)	-	2.47%
Michael E. Warner	94,268	(9)	-	2.01%
Kimberly B. Snyder, CPA	105		8,750	0.19%
John McCaleb	3,000	(10)	8,300	0.24%
Total 25 Directors and Executive Officers as a Group	1,768,833		81,350	39.53	% (11)

*Member of the Executive Committee

(1)	Includes 47,380 shares held by Mr. Hearp’s spouse.
(2)	Includes 4,950 shares held by Mrs. Lawson's spouse.
(3)	Includes 3,150 shares held by Dr. Starr's spouse.
(4)	Includes 10,000 shares Mr. Boxley holds as custodian for his children.
(5)	Includes 3,000 shares held by Mr. Elliot’s spouse.
(6)	Includes 628 shares held jointly with his children and 959.21 shares held by Mr. Gutshall’s spouse.
(7)	Includes 1,574 shares held by Mr. Haynesworth’s spouse.
(8)	Includes 550 shares held jointly by Mr. Ottaway with his spouse.
(9)	Mr. Warner is not permitted to stand for re-election pursuant to our bylaws because he will reach age 75 prior to the Annual Meeting.
(10)	Includes 2,000 shares held by Mr. McCaleb’s wife.
(11)	Computed in accordance with SEC Rule 13d-3 to reflect stock options exercisable within 60 days.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The Company's Articles of Incorporation divide the Board of Directors into three classes (A, B and C) as nearly equal in number as possible, with the terms of office of each class ending in successive years.  The current term of office of the Class A directors expires at this Annual Meeting. The terms of office of the Class B and Class C directors will expire in 2011 and 2012, respectively.

Our bylaws provide that no person shall stand for election or re-election to the Board of Directors after reaching age 75.  As a result, Michael E. Warner is not permitted to stand for re-election at this Annual Meeting.  On March 25, 2010, the Company amended its bylaws effective as of the date of this Annual Meeting to reduce the number of directors from 16 to 15.

It is the intent of the named proxies, unless otherwise directed, to vote in favor of the election of each of the four nominees for Class A director whose names appear below. Each nominee has agreed to serve if elected.  In the event any named nominee shall unexpectedly be unable to serve, proxies will be voted for the remaining named nominees and such other person or persons as may be designated by the Board of Directors.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

The following information is given with respect to the nominees for election to the Board at the Annual Meeting, for the directors who will continue in office after the Annual Meeting and for the non-director Named Executive Officers of the Company. All of the nominees for re-election as directors currently serve as directors of the Company and of Valley Bank (the "Bank"), the Company’s wholly-owned subsidiary.  The Board of Directors has determined that all directors with the exception of Director Gutshall are “independent” directors under the current listing standards of the NASDAQ Stock Market.

DIRECTOR QUALIFICATIONS

The following biographical information discloses the specific experience, qualifications, attributes, or skills that led to the conclusion that these persons should serve as directors of the Company.

Nominees for Director

Class A Directors

James S. Frantz, Jr.
Mr. Frantz, 53, has been a director of the Company since January 2005.  He is President and Chief Executive Officer of Graham-White Manufacturing Company, a position he has held since 1993.  His Valley Bank service includes membership on the Directors Loan Committee and Audit Committee.  In addition, he is Chairman of the Finance Committee, Young Presidents’ Association International, past-Chairman of Silent Preferred Partners, Young Presidents’ Association (Southern 7 Chapter), and the Virginia Manufacturers Association.  He is a past-President of the former Goodwill Industries Tinker Mountain, the Virginia Museum of Transportation and past Vice-President Administration, Blue Ridge Mountains Council – Boy Scouts of America.  His directorships during the past five years include: Valley Financial Corporation, Valley Bank, Graham-White Manufacturing Company, Silent Preferred Partners LLC, Virginia Manufacturers Association, Young Presidents’ Association International, Goodwill Industries of the Valleys, Blue Ridge Mountains Council – Boy Scouts of America.  He is a graduate of Washington and Lee University (BS Commerce) and Wake Forest University (MBA).

Eddie F. Hearp
Mr. Hearp, 66, has been a director of the Company since March 1994.  He has been a resident of Roanoke since 1970, is President of National Financial Services, Inc., a firm specializing in personal and business insurance, and retirement benefit planning. Mr. Hearp’s professional experience has focused on assisting clients in asset accumulation, retirement planning, estate planning, and wealth transfer.  By assisting clients in determining their plans, goals, and objectives, time horizons, Mr. Hearp develops appropriate strategies to achieve success and the results desired.  He is a Chartered Life Underwriter and a Chartered Financial Consultant and a member of the National Association of Life Underwriters, the International Association of Financial Planners, the Estate Planning Council and a life member of the Million Dollar Round Table. Mr. Hearp has been President of the Roanoke Valley Chapters of the General Agents and Managers Association and the American Society of Chartered Life Underwriters.  He is a past-director of the Virginia Tech Athletic Board and past-president of the Virginia Tech Alumni Association., past director of the Science Museum of Western Virginia, and a member of the Smith Mountain Partnership. Mr. Hearp has not held any directorships during the past five years other than with Valley Financial Corporation and Valley Bank.  Mr. Hearp is a founding  organizer/director of Valley Financial Corporation and Valley Bank and currently serves on the Executive Committee, the Directors Loan Committee, and the Audit Committee of the Company.  Mr. Hearp received his B.S. and M.S. in Business Administration from Virginia Polytechnic Institute and State University.

Anna L. Lawson
Mrs. Lawson, 66, has been a director of the Company since March 1994.  As a lifelong resident of the Roanoke Valley, Mrs. Lawson understands our community, and believes that the community bank plays a critical role in the success of all sectors.  Her corporate experience includes 12 years on the board of Frigid Freeze Foods, a frozen food distributorship in Salem, VA, where she acted as corporate secretary for most of her tenure.  She is a founding organizer/director of Valley Financial Corporation and Valley Bank, where she chaired the ALCO Oversight Committee for 15 years, and now chairs the Human Resources and Nominating Committees.  In the non-profit arena, she has held writing and editorial positions at Hollins College and the Kettering Foundation in Ohio. Her leadership, financial, management, and marketing skills have been further honed and developed on several non-profit boards, including four which she had chaired in recent years: Total Action Against Poverty (TAP, the Roanoke area's community action agency), Hollins University, The Nature Conservancy - Virginia Chapter, and the Virginia Foundation for the Humanities (the state affiliate of the National Endowment for the Humanities).  In addition to the Company and Bank, Ms. Lawson has served as director or trustee of the following entities during the past five years:  Virginia Environmental Endowment, Virginia Land Conservation Foundation, The Nature Conservancy, VA Chapter, Virginia Foundation for the Humanities, Art Museum of Western Virginia (Taubman Museum), and the Rice Center for Environmental Studies at Virginia Commonwealth University.  Mrs. Lawson received her B.A. and M.A. degrees from Hollins College and Ph.D from the University of Virginia.

John W. Starr, MD
Dr. Starr, 62, has been a director of the Company since March 1994.  He has been a resident of Roanoke since 1977, is on staff at Carilion Clinic Cardiology.  He previously has been a member and Treasurer of Consultants in Cardiology, P.C., Chief of the Medical Specialties Department at Roanoke Memorial, Director of the Cardiac Catheterization Laboratory at Roanoke Memorial Hospital and Clinical Associate Professor of Internal Medicine at the University of Virginia. Dr. Starr is a member of the Roanoke Academy of Medicine, the Medical Society of Virginia, and a Fellow of the American College of Cardiology.  Dr. Starr is a founding/organizer director of Valley Financial Corporation and Valley Bank and has multiple years experience on the Directors Loan Committee and the Audit Committee.  In addition to his directorships with Valley Financial Corporation and Valley Bank, Dr. Starr has also served as a director and executive committee member for Physicians Care of Virginia during the past five years.  Dr. Starr received his B.A. from Emory University and his M.D. from Duke University School of Medicine.

Directors Who Will Continue in Office

Class B Directors

Abney S. Boxley, III
Abney S. Boxley, III, 53, has been a director of the Company since March 1994.  A Roanoke native, Mr. Boxley has been President and CEO of Boxley Materials Company, a crushed stone supplier, since 1988. As CEO of Boxley, Mr. Boxley has extensive financial management, governance, strategic analysis experience and has been involved in numerous merger and acquisition activities.  His recent experience includes service on two additional audit committees as well as board oversight in a broad range of business and cultural organizations.  Mr. Boxley is a founding organizer/director of Valley Financial Corporation and Valley Bank, and currently serves on the Directors Loan Committee and the ALCO Oversight Committee.  In addition to the Company and Bank, Mr. Boxley has served as director of the following entities during the past five years:  Boxley Materials Company, RGC Resources, Graham-White Manufacturing, Carilion Clinic, Art Museum of Western Virginia/Taubman Museum of Art, Virginia Foundation for the Arts and Sciences/Center in the Square, the Business Council, and the Roanoke Valley Development Foundation.  He received his B.A. in Economics from Washington and Lee University and his M.B.A. from the University of Virginia.

William D. Elliot
Mr. Elliot, 64, has been a director of the Company since March 1994.  A Roanoke native, Mr. Elliot is Chairman and Managing Director of Davis H. Elliot Co., Inc., a regional construction company specializing in the construction and maintenance of overhead electric power lines. Prior thereto, he was an attorney and partner with Hazlegrove, Dickinson & Rea in Roanoke.  Having lived and worked in Roanoke for his entire life, he is extremely familiar with and well recognized in our community.  Mr. Elliot has served on many non-profit boards in the past and he is a founding organizer/director of Valley Financial Corporation and Valley Bank.  Mr. Elliot currently serves on the Executive Committee, Directors Loan Committee, and Audit Committee for the Company.  He previously served as Chairman of the Human Resources Committee and Nominating Committee.  In addition to the Company and Bank, his directorships over the past five years include:  Davis H. Elliot Company, Inc. and subsidiaries in Roanoke, VA; PPC Holdings, Inc. in Milwaukee, WI; the Jefferson Center Foundation and Conflict Resolution Center, both in Roanoke, VA; Center for Religious Tolerance in Sarasota, FL; and Storydance Project in Santa Fe, NM.  Mr. Elliot is a former director of the Roanoke Valley Literacy Volunteers, the Better Business Bureau, and WBRA Public Television. He also has been a director of Mill Mountain Theatre, Planned Parenthood of Blue Ridge, Inc., Community School and the Southwest Virginia Branch of the English Speaking Union. Mr. Elliot received his B.A. in Philosophy from Trinity College and his J.D. from Washington and Lee University, and his M.A. from the Center for Justice and Peacebuilding from Eastern Mennonite University.

Barbara B. Lemon
Mrs. Lemon, 73, has been a director of the Company since March 1994.  A resident of Roanoke since 1952, Mrs. Lemon has been a high school teacher of English, History, and Latin.  She raised three children with her lawyer husband, all of whom are graduates of highly selective private liberal arts colleges and law schools.  Mrs. Lemon is a forty-year veteran of Roanoke Community volunteer work and leadership (for six non-profits) and served on the board of two non-local institutions of higher education and a nationally recognized non-profit.  In each of the non-profit, volunteer board positions, Mrs. Lemon has gained experience with budgets, personnel, investments, marketing, social trends, institutional integrity and missions, board governance, and most intensely, fund-raising and state and federal advocacy.  Mrs. Lemon has served as Vice Chairman of the board of Trustees of Randolph-Macon Woman’s College and has been Co-Chair of its Centennial Campaign and Chairman of its Development Committee. She also has served as a Trustee of Union Theology Seminary and Vice Chairman of the Foundation for Roanoke Valley.  Mrs. Lemon is a founding organizer/director of Valley Financial Corporation and Valley Bank and currently serves on the Audit Committee, Human Resources Committee, and Nominating Committee.  In addition, her directorships during the past five years include Chairman of the board, Environmental Directions, Inc.; The Corporation for Thomas Jefferson’s Poplar

Forest; President, Western Virginia Land Trust; Virginia Western Community College Educational Foundation; Historical Society of Western Virginia and History Museum and its subsidiary O. Winston Link Museum; and Roanoke City Public Library Foundation.  She received her B.A. from Randolph-Macon Woman’s College, Magna Cum Laude.

Samuel L. Lionberger, Jr.
Mr. Lionberger, 69, has been a director of the Company since January 2005.  Mr. Lionberger has been Chairman/CEO of a commercial construction company since 1975 that now does over $20 million in annual volume.  Additionally, Mr. Lionberger owns commercial rental properties and is involved in the board management of other operating businesses.  Mr. Lionberger has served for 20-plus years as a local Director of United Virginia Bank which became Crestar and then National Bank of Commerce.  He joined the Valley Financial Corporation and Valley Bank Board of Directors in 2005 and currently serves on the Human Resources Committee, the Nominating Committee and the ALCO Oversight Committee.  Mr. Lionberger has also served on many not-for-profit Boards including membership on the Audit Committees for the Virginia Tech Foundation and Lutheran Family Services of Virginia and has chaired the Finance and Endowment Committee for the Lutheran Theological Southern Seminary for over 15 years.  In addition to the Company and Bank, Mr. Lionberger’s directorships over the past five years include:  Tradewinds Capital Inc., ADM Micro Inc., Blue Ridge Public Television Inc., Virginia Tech Foundation, Ferrum College, Skelton Smith Mountain Lake 4-H Center, Lionberger Construction Company, Draper Aden Associates, Salvation Army Roanoke Corps, Lutheran Family Services of Virginia, March of Dimes of Virginia, and AGC of America.  Mr. Lionberger received his B.S. from Virginia Polytechnic Institute and State University.

Ward W. Stevens, M.D.
Dr. Stevens, 74, has been a director of the Company since March 1994.  Dr. Stevens has been a resident of Roanoke since 1967, and served as President of Neurosurgical Associates of Roanoke, Inc. for over 20 years.  He previously has been Chairman of the Department of Neurosurgery at both Community Hospital of Roanoke Valley and Roanoke Memorial Hospital. Dr. Stevens is a Senior Member of the Roanoke Academy of Medicine, the Medical Society of Virginia, the American Association of Neurological Surgeons, a Senior Fellow of the American College of Surgeons, and a Captain in the USNR-R. He has been a member of the Executive Committee of Community Hospital of Roanoke Valley, a director of the Crippled Children’s Bureau Clinic and a director of Ronald McDonald House. He served as a statutory director of New Bank of Roanoke for three years and an advisory director of NationsBank for fifteen years. He is a founding organizer/director of Valley Financial Corporation and Valley Bank and currently serves as Vice Chairman of the Board of Directors, Vice Chairman of the Directors Loan Committee (has served as Chairman of this committee in the past), a member of the Executive Committee, Human Resources Committee, and Nominating Committee.  Dr. Stevens’ directorships over the past five years include Valley Financial Corporation and Valley Bank.  Dr. Stevens received his B.S. from Louisiana Polytechnic Institute and his M.D. from Tulane University School of Medicine.

Edward B. Walker
Mr. Walker, 42, has been a director of the Company since August 2007.  Mr. Walker is a life-long resident of the Roanoke Valley.  As an accomplished attorney and real estate developer, he is familiar with many bank related issues including aspects of legal, financial and reputational risk analysis.  Mr. Walker serves on the Directors Loan Committee, Human Resources Committee, and Nominating Committee for Valley Financial and Valley Bank.  Mr. Walker completed his various non-profit board positions in 2005 to focus on work and family; however, he continued to support the various non-profits collaterally.  Mr. Walker’s directorships over the past five years include Valley Financial Corporation and Valley Bank.  Mr. Walker received his undergraduate degree from University of North Carolina Chapel Hill and his J.D. from Washington and Lee University.

Class C Directors

Ellis L. Gutshall
Mr. Gutshall, 59, has been a director of the Company since June 1996.  He began his banking career in 1973 with First Virginia Banks, Inc., Falls Church, Virginia and was transferred to its Roanoke-based member bank in 1976 as head of commercial banking. While employed with the Roanoke-based member bank, he progressed to Executive Vice President in charge of all commercial banking and commercial credit underwriting activities.  Mr. Gutshall joined Valley Financial Corporation and Valley Bank during the organizational phase in 1995 as Chief Lending Officer and was named President and Chief Executive Officer of Valley Financial Corporation and Valley Bank in June 1996. Under the direction and leadership of Mr. Gutshall, the Company has grown to over $700 Million in assets and fourth in deposit market share within the Roanoke MSA.  Banking related affiliations include past director and past chair of Community Bankers Bank, Richmond, current director of Virginia Bankers Association (VBA) Benefits Corporation, Richmond, director and current Vice Chair of Virginia Association of Community Banks, Richmond and past director, BI Investments, Richmond (VBA brokerage unit).  Mr. Gutshall’s directorships over the past five years include Valley Financial Corporation, Valley Bank, Community Bankers Bank, Roanoke Valley Chapter—Red Cross, Greater Roanoke Valley Development Foundation, VBA Benefits Corporation, Virginia Association of Community Banks, Roanoke Regional Chamber of Commerce, Downtown Roanoke, Incorporated, The Shenandoah Club, The Arts Council of the Blue Ridge, BI Investments, Richmond (VBA brokerage unit).  Mr. Gutshall is a 1973 graduate of Washington & Lee University with a B.A. in Economics and a 1990 graduate of the American Bankers Association Stonier Graduate School of Banking.

Mason Haynesworth
Mr. Haynesworth, 69, has been a director of the Company since June 1997.  He is President of Personnel Administrate Enterprises, Inc. which performs accounting and payroll services for retail businesses.  He was former Director – Specialized Audits for Norfolk Southern Corporation.  Mr. Haynesworth is a certified internal auditor and a certified fraud examiner.  He previously served as Vice Chairman of the Association of Certified Fraud Examiners, Austin, TX.  Mr. Haynesworth currently serves as Chairman of the Audit Committee and also serves on the ALCO Oversight Committee.  Mr. Haynesworth’s directorships over the past five years include Valley Financial Corporation, Valley Bank, Boy’s Home, and the Foundation for Roanoke Valley.   He received his BS in Accounting and Business Education from Hampton University, MBA from Virginia Tech, and is a graduate of Duke University’s FUQUA School of Business Management Development Program.

A. Wayne Lewis
Mr. Lewis, 66, has been a director of the Company since March 1994.  Before retiring in 2005 as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary of the Company and Valley Bank, Mr. Lewis accumulated over four decades of experience as a bank director and officer, with over half that experience at the executive officer level.  Since his retirement as an active officer of the Company, Mr. Lewis has acted as a consultant on bank chartering and bank corporate governance matters, and as an expert witness in bank litigation.  He is active in local civic and cultural organizations, and currently is employed as an investment manager with a Roanoke family investment company.  Mr. Lewis’ directorships over the past five years include Valley Bank, Valley Financial Corporation, Calvary Baptist Church, Calvary Baptist Foundation, Inc., Mill Mountain Theatre, and Presbyterian Community Center.  Mr. Lewis received his B.B.A. from Roanoke College and is a graduate of the Virginia Bankers Association’s School of Bank Management at the University of Virginia and the American Bankers Association’s Stonier Graduate School of Banking at Rutgers University.

George W. Logan
Mr. Logan, 65, has been a director of the Company since March 1994.  A native of Salem, Virginia, Mr. Logan has 35 years of active general management and corporate finance experience.  He has served as CEO & CFO of a $35 million family business and has been designated the “Financial Expert” of the Audit Committee of a publicly held company.  Additionally, Mr. Logan has served as an Audit and

Executive Committee member of a $500 million publicly held industrial manufacturer; the Audit Committee chair of a $1.5 billion privately held logistics company; the co-founder and board chair of major privately held US trade publishing company; an adjunct faculty member of the UVA Darden School.  Mr. Logan has broad business experience in numerous other privately held commercial enterprises and not-for-profit organizations. Mr. Logan is a self-employed private investor with substantial financial and general management expertise and is a partner/investor in various industrial and commercial real estate developments in Poland & Texas.  Mr. Logan is Chairman of the Board and an organizing director of Valley Financial Corporation and Valley Bank.  In addition, his for-profit directorships over the past five years include: Roanoke Electric Steel, Roanoke, VA;  MariCal, Inc, Portland, ME;  Davis H. Elliot Company, Roanoke, VA;  NSW, LLC, Roanoke, VA;  Burris Logistics, Milford, DE;  H.L. Lawson Company, Roanoke, VA;  Alliance Logistics Center, Warsaw/Blonie,  Poland;  Alliance Silesia Logistics Park, Czeladz, Poland;  Intrinergy, LLC, Richmond, VA;  Cadence, Inc. , Verona, VA;  RGC Resources, Inc., Roanoke, VA; Pecan Reserve Commercial Center, Fort Worth/Granbury, TX.  He also has served as director for the following non-profit boards during the past five years:  Carilion Health Systems, Roanoke, VA; Marine Biological Laboratory, Woods Hole, MA; George Washington Foundation, Fredericksburg, VA; Foundation For Management Education in Central America (FMECA), Washington, DC.  Mr. Logan received his B.A. in History and M.B.A. from the University of Virginia, where he is a lecturer in the Darden School of Business.

Geoffrey M. Ottaway
Mr. Ottaway, 62, has been a director of the Company since January 2005.  He is Chairman of Checker Leasing, Inc. which operates approximately 2,000 vehicles in five southeastern states and employs approximately 250 people.  Mr. Ottaway joined the board of Valley Financial Corporation and Valley Bank in 2005 and currently serves on the Audit Committee and the ALCO Oversight Committee.  He previously served on the board of Central Fidelity Bank for ten years.  Mr. Ottaway’s directorships over the past five years include Valley Financial Corporation and Valley Bank.

______________________________________________________________________________
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 1 TO ELECT THE FOUR NOMINEES FROM CLASS A LISTED ABOVE AS DIRECTORS OF THE COMPANY.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following individuals are the executive officers of the Company who are not also directors. Officer titles are for Valley Bank, unless specified otherwise. Unless otherwise specified, each officer has held their current position for at least five years.

Name	Principal Occupation	Age	Since

Kimberly B. Snyder, CPA	Executive Vice President & Chief Financial Officer, 2007-2009; Senior Vice President & Chief Financial Officer, 2005-2007; previously Vice President of Finance, The Egg Factory, LLC, 1999-2005	39	2005

John T. McCaleb	Executive Vice President & Chief Lending Officer, 2008 - 2009; Senior Vice President & Chief Lending Officer, 2006-2008; Senior Vice President & Senior Commercial Loan Officer, 2004 - 2005; previously Senior Vice President, Business Banking Manager, National Bank of Commerce	57	2005

Andrew B. Agee	Senior Vice President & Senior Real Estate Officer, 2004-2009; previously Senior Vice President & Senior Real Estate Officer, National Bank of Commerce	48	2005

R. Grayson Goldsmith	Senior Vice President & Business Banking Manager, 2007-2009; previously Senior Vice President / Commercial Section Head, SunTrust Bank 2000-2007	55	2007

Mary P. Hundley	Senior Vice President & Chief Risk Officer, 2006-2009; Senior Vice President, Credit Administration, 2003-2006	50	2003

JoAnn M. Lloyd	Senior Vice President & Chief Information Officer, 2006 – 2009; Senior Vice President, Deposit Operations and IT, 2003-2006	56	2003

Edward C. Martin	Senior Vice President & Chief Credit Officer, 2007-2009; Vice President, Business Banking Officer, 2004-2007; previously Vice President, National Bank of Commerce	36	2007

Connie W. Stanley	Senior Vice President & Chief Retail Banking Officer, 2006-2009; Senior Vice President & Retail Banking Head, 2003-2006	58	2003

Kevin Meade	Senior Vice President & Senior Business Banking Officer, 2008 – 2009; previously Executive Vice President, SunTrust Bank 2006 – 2008; Senior Vice President, SunTrust Bank 2000-2006	39	2009

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Anna L. Lawson, a Class A Director, is the sister of George W. Logan, a Class C Director and Chairman of the Board of Directors. Other than the foregoing, there are no family relationships among the Directors and Executive Officers of the Company.

The Bank has had and expects to have loan transactions with certain directors and officers and their affiliates. Management of the Bank is of the opinion that such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectability or present other unfavorable features.

CORPORATE GOVERNANCE

Board Leadership
Valley Financial Corporation and Valley Bank have had a policy unanimously established by its Board of Directors in 1995 that the Chief Executive Officer and the Chairman of the Board would never be the same individual. The Board understood 15 years ago and still believes that there is an inherent conflict in having both positions occupied by one individual.  The Board believes that the principal role of the President and Chief Executive Officer is to manage the business of the company in a safe, sound, and profitable manner.  The role of the Board, including its Chairman, is to provide independent oversight of the President and Chief Executive Officer, to oversee the business and affairs of the company for the benefit of its shareholders, and to balance the interests of Valley Financial Corporation’s diverse constituencies including shareholders, customers, employees, and communities.

The Company’s leadership structure is built from the bottom up, with successively higher reporting relationships being symmetrical with increased authority, responsibility and risk exposure. The CEO has a highly skilled senior management team which reports directly to the CEO and meet at least weekly, or more often if necessary.  The senior management team extends to every phase of the Bank’s activities and acts as a primary communications medium across all functional areas of the enterprise.  This structure enables information and management guidance to flow easily up, down and horizontally throughout the organization.

Board’s Role in Risk Oversight
The Board is intimately engaged in overseeing the risk management of the Company, including credit risk, liquidity risk and operational risk. This is accomplished through a strong committee system consisting of the Asset Liability Oversight (“ALCO”) Committee, the Directors’ Loan Committee, the Human Resources Committee and the Audit Committee, each of which meets with scheduled frequency with its senior staff counterparts. Each of these committees is composed of directors who are familiar with their areas of responsibility, and each committee’s attendance record is outstanding. Senior staff responsible for day-to-day risk management in each functional area report at each full Board meeting.  In addition, the Board receives commentary from each respective committee chair. Our reporting system is both retrospective and prospective in nature to enable the Board to look at both recent outcomes and to the likelihood of various future outcomes. The entire senior management team attends all Board meetings and remains for the duration of the meeting except when the Board goes into Executive Session. Also of note is that on a quarterly basis, there is a formal, joint meeting of the Audit Committee and the Directors’ Loan Committee. This meeting takes place prior to the release of the Company’s SEC quarterly and annual filings, and it enables each committee to remain well-versed in the other’s area of responsibility.

Code of Ethics
The Company has in place a written Code of Ethics for Executive Officers and Officers. The Code applies to the Chief Executive Officer, the Chief Financial Officer, all other executive officers and officers.  The Code of Ethics is included on the shareholder information page of our website at www.myvalleybank.com.

Whistleblower Procedures
The Audit Committee and the Board of Directors have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters.  There are also procedures for the submission by Company or Bank employees of confidential, anonymous reports to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Communications with Directors
The Board of Directors has adopted a policy and procedures for shareholders to communicate with directors. Shareholders of the Company are encouraged to communicate with the full Board, or with individual directors, regarding their suggestions, concerns, complaints and other matters pertinent to the Company’s business.  Shareholders should send their communication in writing to the Corporate Secretary, indicating whether it is intended for the Board as a whole, for the Chairman of a committee of the Board, or for one or more individual members of the Board.  The Corporate Secretary will review all written communications and forward them to the director or directors for whom they appear to be intended.  Communications that involve specific complaints from a customer of the Bank relating to the customer’s deposit, loan or other relationship or transactions with the Bank will be forwarded to the Chairman of the Audit Committee.

Board Committees
The Boards of the Company and the Bank are identical in membership.  The Boards have standing nominating, audit and compensation committees (or committees performing similar functions) as listed below. The Board of Directors has adopted charters for its Audit Committee, Nominating Committee, and Human Resources Committee to define the duties and responsibilities of those committees. The Audit, Nominating, and Human Resources Committee charters are included on the shareholder information page of our website at www.myvalleybank.com.  If you would prefer to receive a copy via mail at no cost to you, please contact the Corporate Secretary.

Executive Committee

The Company and the Bank also have an Executive Committee which is chaired by the Board Chair. Its members are elected annually by the full Board, as are the members of every standing Committee. The Executive Committee, when necessary, is empowered to act on behalf of the full Board between scheduled Board meetings.

Nominating Committee

The Nominating Committee consists of Directors Lawson (Chairman), Lionberger, Lemon, Logan, Stevens and Walker.  The Board of Directors has determined that all Committee members are “independent” directors under the current listing standards of the NASDAQ Stock Market.  The Committee evaluates and recommends to the Board of Directors nominees for election as directors of the Company and the Bank. The Nominating Committee met two times in 2009. The Nominating Committee and the Board have approved a Nominating Committee Charter, which is included on the shareholder information page of our website at www.myvalleybank.com.

Potential candidates for nomination and election to the Board are identified by current Board members, management and shareholders.  All candidates, including those recommended by shareholders, will be considered using the same criteria.  While the Company does not have a specific Diversity Policy, the

Company considers the extent to which a potential candidate contributes to a mix of Board members that represents a diversity of background, talent, skill, specialized experience and viewpoint, including with respect to race and gender.  Generally, candidates should possess an in-depth knowledge of our community as a whole, be highly qualified by business, professional or comparable experience, eager to serve on the Board, financially capable of making a meaningful investment in the Company’s stock, able to develop meaningful new customer relationships for the Bank and capable of representing the interests of all shareholders and not merely those of any special interest group.

When considering a potential candidate the Nominating Committee and the Board will consider their personal knowledge of the candidate, information from outside sources concerning the candidate’s qualifications, and the results of an interview, if appropriate.

Shareholder Nominees
While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing.  Such written submissions should include the name and address of the shareholder submitting the nomination; name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director, and a written consent of the candidate that he or she will serve if elected.  All such shareholder recommendations should be submitted to the attention of Ellis L. Gutshall, President and CEO, Valley Financial Corporation, 36 Church Avenue, SW, Roanoke, Virginia  24011 and must be received no earlier than February 10, 2011 and no later than March 7, 2011 in order to be considered by the Nominating Committee for the next annual election of directors.  Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee based on the qualifications described above.  The Committee is under no obligation to formally respond to recommendations although, as a matter of practice, every effort is made to do so.  The Nominating Committee received no shareholder nominations of directors for the 2010 Annual Meeting of Shareholders.

Human Resources Committee

The Human Resources Committee serves as the Company’s compensation committee and consists of Directors Lawson (Chairman), Lemon, Lionberger, Logan, Stevens and Walker.  The Board of Directors has determined that all Committee members are “independent” directors under the current listing standards of the NASDAQ Stock Market. The Committee oversees the Company’s compensation and benefits practices, recommends to the full Board the compensation arrangements for all executive officers of the Company and the Bank, administers any executive compensation plans (including the 2005 Key Employee Equity Award Plan), and reviews management succession plans. The Committee may not delegate its authority with respect to the Company’s compensation and benefits practices.  The Committee did not engage a compensation consultant for fiscal year 2009.  The Committee met seven times in fiscal year 2009.  The Committee’s adopted charter is included on the shareholder information page of our website at www.myvalleybank.com.

Audit Committee

The Audit Committee consists of directors Haynesworth (Chairman), Frantz, Hearp, Lawson, Lemon, and Ottaway.  The Board of Directors has determined that all Committee members are “independent” directors under the current standards of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market.  The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks.  The Committee’s meetings include, whenever appropriate, executive sessions in which the Committee meets separately with the Company’s independent registered public accountants, the Company’s internal auditors, the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s Chief Risk Officer, and the Company’s general counsel (as a group or separately as deemed necessary).  The Committee met eight times during fiscal year 2009.

Audit Committee Roles and Responsibilities

The charter of the Audit Committee of the Board specifies that the purpose of the Committee is to assist the Board in its oversight of:
•	the integrity of the Company’s financial statements;
•	the adequacy of the Company’s system of internal controls;
•	the Company’s compliance with legal and regulatory requirements;
•	the qualifications and independence of the Company’s independent registered public accountants; and
•	the performance of the Company’s independent registered public accountants and of the Company’s internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:
•	monitors preparation of quarterly and annual financial reports by the Company’s management;
•
supervises the relationship between the Company and its independent registered public accountants, including:  having direct responsibility for their appointment, compensation, and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants;

•
oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests, and review of the Company’s internal auditing program.

For a complete copy of the Audit Committee charter, please visit the shareholder information page on our website at www.myvalleybank.com.

Audit Committee Financial Expert

The Sarbanes-Oxley Act of 2002 and current SEC rules require public companies to disclose whether they have at least one “audit committee financial expert” serving on their audit committee. The SEC rules define five attributes of an audit committee financial expert, all of which a qualifying director must have, and define the acceptable ways of acquiring those attributes.  The Company’s Board of Directors has determined that Mason Haynesworth, the current Chairman of the Audit Committee, is “independent” under the current standards of the Securities and Exchange Commission (the “SEC”) and the listing standards of the NASDAQ Stock Market, and qualifies as an audit committee financial expert.

Audit Committee Pre-Approval Policy

The Board of Directors has adopted a formal policy requiring pre-approval of all audit, audit-related, tax and permissible other services provided to the Company by Elliott Davis, LLC in order to assure that they do not impair the auditor’s independence from the Company. Proposed services either may be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”), or require the specific pre-approval of the Audit Committee (“specific pre-approval”). Unless a service or type of service has received general pre-approval, it will require specific pre-approval by the Committee.  Prior to approving any such services, the Audit Committee considers whether the provision of the services are consistent with the SEC’s rules on auditor independence and are compatible with maintaining the independence of the external audit firm.  The Policy describes the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee.  The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise.  The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established annually by the Audit Committee.  The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.  For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for other related services.  The Audit Committee must also approve any proposed services exceeding the pre-approved fee levels.

The Audit Committee may delegate pre-approval authority to one or more of its members, who must report any pre-approvals to the full Audit Committee at its next meeting. The Audit Committee may not delegate its pre-approval responsibilities to management.  The Audit Committee approved all services performed by Elliott Davis, LLC in fiscal year 2009.

Independent Certified Public Accountants

Elliott Davis, LLC acted as the Company's independent certified public accountants for the fiscal year ended December 31, 2009. Representatives of Elliott Davis, LLC are expected to attend the Annual Meeting and will have the opportunity to make a statement if they so desire.  They will be available to respond to questions from shareholders.

All audit, audit-related and tax services provided by third parties were pre-approved by the Audit Committee, which concluded that the provision of some such services by Elliott Davis, LLC were compatible with the maintenance of the respective firm’s independence in the conduct of its auditing functions.

Auditor Fees and Services

The following table presents fees for professional services, including various audit and non-audit services, as approved by the Audit Committee and rendered by Elliott Davis, LLC for the audit of the Company’s annual financial statements for fiscal 2009 and fiscal 2008, together with fees for audit-related services and tax services rendered by that firm during fiscal 2009 and fiscal 2008.  Audit fees consisted primarily of the audit of the Company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q.  Audit-related fees consisted primarily of the audit of the Company’s employee benefit plan as well as consultations regarding generally accepted accounting principles and in 2008, agreed-upon procedures related to interest rate risk management.  There were no other fees billed by the Company’s principal accountant during fiscal 2009 or fiscal 2008.

External Auditors	2009	2008
Audit Fees	$73,700	$70,100
Audit-Related Fees	11,305	14,643
Tax Fees	7,911	7,250
Total	$92,916	$91,993

Audit Committee Report

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements and disclosures prior to their issuance.  The Committee meets jointly with the Director’s Loan Committee on a quarterly basis to review the analysis of the Allowance for Loan and Lease Losses prior to SEC filings.  During fiscal 2009, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee.  These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The Committee also discussed with Elliott Davis, LLC matters relating to their independence, including a review of audit and non-audit fees and the written disclosures and letter from Elliott Davis, LLC pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant communications with the Audit Committee concerning independence.

In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure.  As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Members of the Audit Committee
Mason Haynesworth, Chairman
William D. Elliot
James S. Frantz, Jr.
Eddie F. Hearp
Anna L. Lawson
Barbara B. Lemon
Geoffrey M. Ottaway

EXECUTIVE COMPENSATION

Roles and Responsibilities

The primary purpose of the Human Resources Committee (“HR Committee”) is to conduct reviews of the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and program.  Direct responsibilities include, but are not limited to:
•
Evaluating and approving goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	Determining and approving the compensation level for the Chief Executive Officer;
•	Reviewing and approving the compensation levels of other key executive officers recommended to the Committee by the Chief Executive Officer;
•	Reviewing and approving all grants of equity-based compensation to all employees, including executive officers as recommended to the Committee by the Chief Executive Officer;
•	Recommending to the Board compensation policies for outside directors; and
•
Reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer.

The Chief Executive Officer provides performance reviews and recommendations with respect to the Company’s subordinate Named Executive Officers for the Committee’s consideration, and manages the Company’s overall executive compensation programs, policies, and governance with assistance from the Chief Financial Officer.

The Chief Risk Officer (“CRO”) has the responsibility of evaluating all employee compensation plans, programs, policies, and agreements for components that may cause unnecessary and excessive risk-taking.  The CRO meets with the Committee semiannually to discuss her findings.

Executive Summary

In designing the Company’s executive compensation program, the HR Committee seeks to achieve accountability for performance, alignment with shareholders’ long-term interests, and competitiveness.  The Company strives to attract, motivate, and retain high-quality employees by providing total compensation that is performance-based and competitive.  The Company’s executive compensation program includes four basic elements, including base salary, annual incentive and profit-sharing compensation, and long-term incentive compensation.  The Company provides incentives to advance the interests of shareholders and deliver levels of compensation that are commensurate with performance.  Overall, the Company designs its compensation program to:

•	Support the Company’s business strategy and business plan;
•	Retain and recruit executive talent; and
•	Create a strong performance alignment with shareholders.

The base salary and performance-based incentive awards and annual bonus awards are all expensed in the year earned and taxed as ordinary income to the participants.  The long-term equity-based compensation awards are expensed in accordance with Generally Accepted Accounting Principles.  The gain realized from these awards is taxed as ordinary income in the year of exercise if the participant does not hold the stock for the holding period required.  If the participant holds the stock for the required holding period, any gain realized from the sale of the stock after the holding period is treated as capital gain for tax purposes.

For 2009, the Company removed the annual incentive compensation and profit sharing components for all employees due primarily to the uncertainties surrounding incentive compensation as a result of the Company’s participation in TARP (see Compensation Issues Related to the Company’s Participation in TARP below).   The Company awarded long-term incentives in the form of incentive stock options and restricted stock grants during 2009 to our executive officers as a retention tool for this key group of employees and to further align their goals and interests with those of our shareholders.

Compensation Issues Related to the Company’s Participation in TARP

The Company elected to participate in the United States Department of the Treasury’s Capital Purchase Program, commonly known as “TARP”.  In December 2008, we issued to the Treasury 16,019 shares of our preferred stock and a warrant to purchase our common stock in exchange for approximately $16 million.

As a condition to participating in the program, certain of our senior executive officers and employees, including the Named Executive Officers in Summary Compensation Table below, are subject to certain restrictions on executive compensation contained in the Treasury’s Interim Final Rule titled “TARP Standards for Compensation and Corporate Governance.”  The Interim Final Rule includes, among other things, the following restrictions on the compensation of our Named Executive Officers:

•	Any bonus payments made to our Named Executive Officers are subject to a “clawback” if such bonus payment was based on materially inaccurate financial statements or other performance criteria.
•	We are prohibited from paying any severance payments to our Named Executive Officers.
•
We are prohibited from paying or accruing any bonus payment to Ellis L. Gutshall, our most highly compensated employee, except for (i) an award of long-term restricted stock with a value not exceeding one-third of his annual compensation and (ii) a payment contractually required to be paid and to which he had a legally binding right as of February 11, 2009.

As a result of these restrictions, we were required to amend our employment agreements with Mr. Gutshall and Ms. Snyder and terminate our change-in-control with Mr. McCaleb.  The details of these amendments are described more fully below under “Employment Agreements”.

We are subject to these restrictions for such time as any obligation arising from our receipt of financial assistance from the Treasury remains outstanding.  Subject to consultation with the appropriate federal banking agency, we are permitted to repay the financial assistance and repurchase the preferred stock from the Treasury at any time.  If we do so, we will no longer be subject to these restrictions.

Summary Compensation Table

The following table shows the compensation paid by the Company for the years ended December 31, 2009 and 2008 to the Chief Executive Officer, and the two other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2009 for services rendered to the Company during the year ended December 31, 2009.  These three officers are referred to as the Named Executive Officers in this proxy.

Summary Compensation Table
Name	Principal Position	Year	Salary ($)	Stock Awards ($) *	Option Awards ($) *	Change in Retirement Benefits ($)	All Other Compensation ($) **	Total ($)
Ellis L. Gutshall	President and Chief	2009	336,000	15,250	-	63,400	38,857	453,507
	Executive Officer	2008	320,000	30,000	22,476	80,433	37,233	490,142

Kimberly B. Snyder	EVP and Chief Financial	2009	183,750	6,100	3,404	7,990	15,268	216,512
	Officer	2008	175,000	12,000	7,492	8,147	15,312	217,951

John T. McCaleb	EVP and Chief Lending	2009	173,250	-	-	13,840	15,628	202,718
	Officer	2008	160,500	12,000	24,462	17,589	16,297	230,848

* Please see Note 13 Stock Based Compensation in the Company’s audited financial statements for assumptions made in the valuation for stock and option awards.

** All Other Compensation includes an automobile allowance for Mr. Gutshall, imputed income on split dollar policies for Mr. Gutshall and Ms. Snyder, 401(k) contributions, and group term life insurance premiums for all of the Named Executive Officers.

Long-Term Incentive Awards

The principal purpose of the long-term incentive program (“Plan”) is to promote the success of the Company by providing incentives to Key Employees that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value.

The Company has a 2005 Key Employee Equity Award Plan (the 2005 Plan).  The 2005 Plan gives the Company flexibility in tailoring equity-based compensation awards for employees from time to time to the continuing objective of aligning employee incentives with the interests of shareholders as the Company grows and develops.  In addition to incentive and nonqualified stock options, the 2005 Plan permits the grant of restricted stock, stock appreciation rights and stock units to persons designated as “Key Employees”.  The maximum aggregate number of shares of the Company’s common stock (no par value) that may be issued pursuant to awards made under the Plan may not exceed 250,000.  Accordingly, 250,000 shares of authorized but unissued common stock are reserved for use in the 2005 Plan.  Within the maximum limits, the Plan specifies that stock appreciation rights may not be granted with respect to more than 500 shares per recipient (2,000 shares for a new employee recipient) per year; and restricted shares and stock units, respectively, may not be granted for more than 5,000 shares per year per recipient if the grants are subject to performance-based vesting conditions.

Employment Agreements

Ellis L. Gutshall.  Mr. Gutshall is employed as President and Chief Executive Officer of the Company and the Bank pursuant to an amended employment agreement effective as of December 12, 2008.  Under the agreement, he has the duties and responsibilities customarily exercised by the person serving as chief executive officer of a bank holding company or a commercial bank, as the case may be.  The agreement has a three year term with an automatic extension each year of one additional year unless either party gives notice at least 120 days prior to the date of extension that the Employment Agreement shall not be extended. The Employment Agreement provides for a certain minimum salary level that may be increased (but not decreased) by the Board pursuant to an annual evaluation, as well as group benefits to the extent provided to other executives, the establishment of a split-dollar life insurance plan, and an automobile allowance (which amount is included in the Other Compensation column of the Summary Compensation Table above).

The Employment Agreement also contains change-in-control provisions.   In order to comply with TARP these provisions were amended by the Board on March 18, 2009, effective December 12, 2008, to prohibit any payment to Mr. Gutshall on departure from the Company other than payment for services performed or benefits accrued. As contemplated by TARP, once the Treasury no longer holds the Company’s preferred stock, the prohibition on payments will no longer apply and Mr. Gutshall will again be entitled to payments under the provisions described below.

Once the Treasury no longer holds any of the Company’s preferred stock, the Employment Agreement entitles Mr. Gutshall to certain benefits in the event his employment is terminated within three years of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change-in-control). If a change-in-control followed by such termination occurs, Mr. Gutshall will receive a lump-sum payment equal to 2.99 times annualized compensation (determined as set forth in the Agreement), provided that if the payment is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax (the "Excise Tax"), the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax.  The lump-sum payment will be made six-months following such termination in accordance with Section 409A of the Internal Revenue Code.  For this purpose, a change-in-control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board, provided that any person becoming a director subsequent to the date of the Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board shall be treated as an “incumbent;” (iii), all or substantially all of the assets of the Company or the assets of the Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by the Company, control meaning the ownership of 50% of the combined voting power of Company’s voting securities; or (iv) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company.  The triggering events above were set by the Committee to encourage Mr. Gutshall to assess strategic opportunities objectively and to protect Mr. Gutshall in the event of a change-in-control if he is terminated or materially adversely affected as a result of the change-in-control.

The Employment Agreement sets forth certain confidentiality provisions as well as a covenant not to compete.  The March 18, 2009 amendments to Mr. Gutshall’s Employment Agreement also waive enforcement of Mr. Gutshall’s covenant not to compete so long as the Treasury holds any of the Company’s preferred stock. Once the preferred stock is no longer held by the Treasury, the covenant not to compete will apply again and if Mr. Gutshall’s employment with the Company and/or the Bank is terminated by Mr. Gutshall other than for Good Reason (as defined) or by the Company other than for

Cause (as defined), Mr. Gutshall agrees that for a period of 3 years from the date his employment is terminated, he will not, without the consent in writing of the Chairman of the Board of the Company, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

The Employment Agreement also sets forth a provision for a life insurance policy or policies to be issued on the life of Mr. Gutshall, the premiums of which will be paid by the Company, as provided in a split-dollar agreement which is mutually satisfactory to the Company and Mr. Gutshall and discussed more fully below.

The March 18, 2009 amendment to Mr. Gutshall’s Employment Agreement also prohibits the Company from paying him certain bonuses, retention awards and incentive compensation not allowed to be paid to Mr. Gutshall as the Company’s most highly compensated employee under TARP. This amendment is also conditioned on the Treasury’s continued investment in the Company.

Kimberly B. Snyder, CPA.  Ms. Snyder is employed as Executive Vice President and Chief Financial Officer of the Company and the Bank pursuant to an amended employment agreement effective as of December 12, 2008.  Under the agreement, she has the duties and responsibilities customarily exercised by the person serving as chief financial officer of a bank holding company or a commercial bank, as the case may be.  The agreement has a two-year term with an automatic extension each year of one additional year unless either party gives notice at least 120 days prior to the date of extension that the Employment Agreement shall not be extended. The Employment Agreement provides for a certain minimum salary level that may be increased (but not decreased) by the Board pursuant to an annual evaluation, as well as group benefits to the extent provided to other executives and the establishment of a split-dollar life insurance plan.

The Employment Agreement also contains change-in-control provisions.  In order to comply with ESSA these provisions were amended by the Board on March 18, 2009, effective December 12, 2008, to prohibit any payment to Ms. Snyder on departure from the Company other than payment for services performed or benefits accrued. As contemplated by TARP, once the Treasury no longer holds the Company’s preferred stock, the prohibition on payments will no longer apply and Ms. Snyder will again be entitled to payments under the provisions described below.

Once the Treasury no longer holds any of the Company’s preferred stock, Employment Agreement entitles Ms. Snyder to certain benefits in the event her employment is terminated within three years of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change-in-control). If a change-in-control followed by such termination occurs, Ms. Snyder will receive a lump-sum payment equal to 2.99 times annualized compensation (determined as set forth in the Agreement), provided that if the payment is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax (the "Excise Tax"), the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax.  The lump-sum payment will be made six-months following such termination in accordance with Section 409A of the Internal Revenue Code.  For this purpose, a change-in-control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board, provided that any person becoming a director subsequent to the date of the Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board shall be treated as an “incumbent;” (iii), all or substantially all of the assets of the Company or the assets of the Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by the Company, control meaning the ownership of 50% of the combined voting power of Company’s voting securities; or (iv) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company.  The triggering events above were set by the Committee to encourage Ms. Snyder to assess strategic opportunities objectively and to protect Ms. Snyder in the event of a change-in-control if she is terminated or materially adversely affected as a result of the change-in-control.

The Employment Agreement sets forth certain confidentiality provisions as well as a covenant not to compete.  The March 18, 2009 amendments to Ms. Snyder’s Employment Agreement also waive enforcement of Ms. Snyder’s covenant not to compete so long as the Treasury holds any of the Company’s preferred stock. Once the preferred stock is no longer held by the Treasury, the covenant not to compete will apply again and if Ms. Snyder’s employment with the Company and/or the Bank is terminated by Ms. Snyder other than for Good Reason (as defined) or by the Company other than for Cause (as defined), Ms. Snyder agrees that for a period of 2 years from the date her employment is terminated, she will not, without the consent in writing of the Chief Executive Officer of the Company, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

The Employment Agreement also sets forth a provision for a life insurance policy or policies to be issued on the life of Ms. Snyder, the premiums of which will be paid by the Company, as provided in a split-dollar agreement which is mutually satisfactory to the Company and Ms. Snyder and discussed more fully below.

John T. McCaleb.  Mr. McCaleb does not have an employment agreement with the Company. Until March 18, 2009 he was a party to a Change in Control Severance Agreement with the Company.  On that date the Board terminated the agreement in order to comply with TARP requirements.  Mr. McCaleb will retire from the Company on March 31, 2010.

Outstanding Equity Awards Table at Fiscal Year-End 2009:

The following table shows outstanding equity awards under the Plan for the Named Executive Officers at December 31, 2009:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ellis L. Gutshall	1,800	-	5.17	1/29/2011	5,000 (13)	15,250 (14)	5,000 (11)	30,000 (12)
	6,200	-	5.33	1/10/2012
	8,000	2,000 (1)	12.50	7/5/2015
	2,.400	9,600 (2)	6.00	12/29/2018
Kimberly B. Snyder	3,200	800 (3)	12.50	7/5/2015	2,000 (16)	6,100 (14)	2,000 (15)	12,000 (12)
	1,000	250 (4)	13.00	8/10/2015
	750	500 (5)	12.20	3/12/2017
	2,000	3,000 (6)	12.20	3/12/2017
	800	3,200 (7)	6.00	12/29/2018
	-	4,000 (8)	3.05	12/9/2019
John T. McCaleb	6,500	-	14.23	11/11/2014			2,000 (15)	12,000 (12)
	1,000	4,000 (9)	8.75	7/8/2018
	800	3,200 (10)	6.00	12/29/2018

(1)	Remaining vesting of 2,000 shares on July 5, 2010.
(2)	Remaining vesting of 2,400 shares each on December 30, 2010, 2011, 2012 and 2013.
(3)	Remaining vesting of 800 shares on July 5, 2010.
(4)	Remaining vesting of 250 shares on August 10, 2010.
(5)	Remaining vesting of 250 shares each on August 31, 2010 and 2011.
(6)	Remaining vesting of 1,000 shares each on March 12, 2010, 2011 and 2012.
(7)	Remaining vesting of 800 shares each on December 30, 2010, 2011, 2012 and 2013.
(8)	Remaining vesting of 800 shares each on December 31, 2010, 2011, 2012, 2013 and 2014.
(9)	Remaining vesting of 1,000 shares each on June 30, 2010, 2011, 2012 and 2013.
(10)	Remaining vesting of 800 shares each on December 30, 2010, 2011, 2012 and 2013.
(11)	The grants will vest and stock will be issued to Mr. Gutshall on January 31, 2012 if the Company achieves all of the following:
a.	Net interest margin of 3.5% for fourth quarter of 2011
b.	Decrease non-performing assets to total assets ratio to 0.50% or less by 12/31/2011;
c.	Decrease classified assets to total assets ratio to 5.0% or less by 12/31/2011; and
d.	Full repayment of TARP to U.S. Treasury
(12)
The market value of unearned grants of restricted stock units is calculated using the closing market price per share of the Company’s stock as of December 30, 2008 of $6.00 per share multiplied times the number of unearned shares.

(13)
The grants will vest and stock will be issued to Mr. Gutshall the later of December 10, 2012 or full repayment of TARP to U.S. Treasury, if Mr. Gutshall is an employee of the Company as of  December 10, 2012 and has so been employed throughout the period beginning on December 10, 2009.

(14)
The market value of unearned grants of restricted stock units is calculated using the closing market price per share of the Company’s stock as of December 10, 2009 of $3.05 per share multiplied times the number of unearned shares.

(15)
The grants will vest and stock will be issued to the grantees January 31, 2012 if the grantee is an employee of the Company on January 31, 2012 and has so been employed throughout the period beginning December 30, 2008 and the Company achieves all of the following:

a.	Net interest margin of 3.5% for fourth quarter of 2011
b.	Decrease non-performing assets to total assets ratio to 0.50% or less by 12/31/2011; and
c.	Decrease classified assets to total assets ratio to 5.0% or less by 12/31/2011
(16)
The grants will vest and stock will be issued to Ms. Snyder on December 10, 2012 if Ms. Snyder is an employee of the Company as of December 10, 2012 and has so been employed throughout the period beginning on December 10, 2009.

Split-Dollar Life Insurance Agreements

Ellis L. Gutshall.  The Company entered into an individual split-dollar life insurance agreement (“Agreement”) with Mr. Gutshall (“Employee”) on August 20, 2003 (and amended November 1, 2008) to assist with the objective of retaining Mr. Gutshall by providing certain death benefits to Mr. Gutshall in exchange for continued employment until retirement age.  The agreements provide for the Company to pay 100% of the premiums associated with the insurance policy specified in the agreement.  Upon the death of Employee, the proceeds of the respective policy shall be paid in the following order:  (a) to Employee’s designated beneficiary or beneficiaries an amount equal to three times the Employee’s base salary during the last full year of Employee’s employment with the Bank (“Employee Proceeds”), and (b) the excess of the death proceeds after payment of the Employee Proceeds to the Bank (“Bank Proceeds”).  The Bank agrees to direct the Insurer with respect to the payment of the death proceeds in accordance with the Agreement.

The Agreement will automatically terminate upon termination of Employee’s employment with either the Bank or the Company regardless of reason, cause or event except:
•	Employee’s death;
•	Employee’s disability (as defined in Employment Agreement described above);
•	Employee’s retirement (as defined in Employment Agreement described above);
•	Employee terminates employment for Good Reason (as defined in Employment Agreement described above); and
•	Employee’s employment is terminated without Cause (as defined in Employment Agreement described above).

After termination of the Agreement, all rights and benefits of the Employee under the Agreement and under the Policy shall cease automatically.

Kimberly B. Snyder, CPA.  The Company entered into an individual split-dollar life insurance agreement (“Agreement”) with Ms. Snyder (“Employee”) on November 1, 2008 to assist with the objective of retaining Ms. Snyder by providing certain death benefits to Ms. Snyder in exchange for continued employment until retirement age.  The agreements provide for the Company to pay 100% of the premiums associated with the insurance policy specified in the agreement.  Upon the death of Employee, the proceeds of the respective policy shall be paid in the following order:  (a) to Employee’s designated beneficiary or beneficiaries an amount equal to three times the Employee’s base salary during the last full year of Employee’s employment with the Bank (“Employee Proceeds”), and (b) the excess of the death proceeds after payment of the Employee Proceeds to the Bank (“Bank Proceeds”).  The Bank agrees to direct the Insurer with respect to the payment of the death proceeds in accordance with the Agreement.

The Agreement will automatically terminate upon termination of Employee’s employment with either the Bank or the Company regardless of reason, cause or event except:
•	Employee’s death;
•	Employee’s disability (as defined in Employment Agreement described above);
•	Employee terminates employment for Good Reason (as defined in Employment Agreement described above); and
•	Employee’s employment is terminated without Cause (as defined in Employment Agreement described above).

After termination of the Agreement, all rights and benefits of the Employee under the Agreement and under the Policy shall cease automatically.

Supplemental Retirement Plan

In 2002, the Company instituted a Supplemental Retirement Plan (“Plan”) for certain key officers of the Company and the Bank, including the Named Executive Officers, to assist with the objective of recruiting and retaining executive talent by providing an additional retirement incentive (above the 401(k) plan available to all employees) in exchange for continued employment until retirement age.  Because the Plan’s crediting rate is based upon Company performance in the form of return on shareholder’s equity, this Plan assists the Company in achieving alignment with shareholders’ long-term interests, as well.  The Plan is designed to provide in a base case scenario fifteen annual payments equal to 50% of a participant’s average annual salary and bonus for the five years immediately prior to retirement, reduced by the participant’s primary Social Security benefit.  The Plan contains a formula that each year varies the crediting rate for a participant’s account in accordance with the Company’s return on shareholders’ equity so that, depending on the Company’s financial performance over time, the annual benefit actually paid could be greater or less than 50% of final average compensation prior to the Social Security offset.  The Plan contains provisions for disability and survivor benefits, a benefits vesting schedule based on a combination of age and years of service, and automatic full vesting in the event of a change in control of the Company.  The funding mechanism for the plan is Company-owned insurance policies on the lives of the plan participants and, because of the tax advantages of the life insurance policies, the Plan is designed to be profit-neutral to the Company.

This Plan was amended with an effective date of November 1, 2008 to consolidate administration and bring each existing plan into written compliance with Section 409A of the Internal Revenue Code, as amended (the “Code”) and Treasury Regulations thereunder.  Code Section 409A-driven changes include minor revisions to the “Disabled” definition, and inclusion of a compliant definition of “Separation from Service”.  In addition, the plan now contains incorporates a required six-month delay for payments made to a key employee (defined in the plan as a “specified employee”) upon a separation from service.

Compensation of Directors

Directors of the Company do not receive any retainers or stock compensation of any kind for their services as directors, but they do receive cash fees for meetings attended.  In 2009, the fees remained unchanged from the 2008 fees, as follows:
•	$800 for each Board meeting attended;
•	$400 for meetings of Board committees, except Audit, which received $450 for each meeting attended;
•	The Audit Committee Chairman received $550 for each Audit Committee meeting attended;
•	The Directors’ Loan Committee Chairman received $500 for each Directors Loan Committee meeting attended;
•	Committee fees are reduced by 50% if a meeting is held immediately before or after a meeting of the Board or another committee on which the director serves; and
•	Directors who are also active officers of the Company or the Bank are not eligible to receive director fees.

For 2010, all board fees will remain the same as described above for 2009.   Additionally, effective January 1, 2010, board fees will not be paid to Director Emeriti.

The following table presents total compensation paid to the Board of Directors for fiscal year 2009:

Name	Fees Earned or Paid in Cash ($)
Abney S. Boxley, III	19,946
William D. Elliot	15,205
James S. Frantz, Jr.	13,650
Ellis L. Gutshall	-
Mason Haynesworth	16,534
Eddie F. Hearp	18,551
Anna L. Lawson	13,946
Barbara B. Lemon	15,158
A. Wayne Lewis	15,620
Samuel L. Lionberger, Jr.	13,140
George W. Logan	12,596
Geoffrey M. Ottaway	15,021
John W. Starr, M.D.	18,070
Ward W. Stevens, M.D.	20,666
Edward B. Walker	10,520
Michael E. Warner	11,990
Maury Strauss (Emeritus)	4,800

Total	235,413

PROPOSAL NO. 2: NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009 (the “ARRA”) includes a provision requiring Capital Purchase Program participants like Valley Financial Corporation, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate and non-binding shareholder vote to the compensation of executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.   Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse Valley

Financial Corporation’s executive pay program.  Accordingly, shareholders of Valley Financial Corporation are being asked to approve the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission.”

Non-binding approval of the Company’s executive compensation program would require that a majority of the shares present or represented at the annual meeting vote in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation program as disclosed in this proxy statement is approved.

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional fiduciary duty by the Board of Directors. The HR Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF PROPOSAL 2 – NON-BINDING VOTE ON EXECUTIVE COMPENSATION
________________________________________________________________________

OTHER MATTERS

Board and Committee Meetings and Attendance

The Board of the Company and the Bank met twelve times in fiscal year 2009. All incumbent Board members attended at least 75% of the total meetings of the Boards of the Company and the Bank and all committees hereof on which he or she sat.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of beneficial ownership reporting Forms 3 and 4 furnished to the Company under Rule 16a-3(e) of the SEC, and upon appropriate written representations, we believe that all reports of initial and subsequent changes in beneficial ownership of the Company’s securities as required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), were filed with the Commission on a timely basis during the 2009 by all persons who were directors or executive officers of the Company at any time during the year.

Board Member Attendance at Annual Meetings

The Board of Directors recognizes that attendance by directors at annual meetings of the Corporation's shareholders benefits the Company by giving directors an opportunity to meet, talk with and hear the suggestions or concerns of shareholders who attend those meetings, and by giving those shareholders access to the Company's directors that they may not have at any other time during the year.  The Board of Directors recognizes that directors have their own business interests and are not full-time employees of the Company, and that the Company cannot compel attendance by directors at annual meetings. However, it is the policy of the Board of Directors that directors be strongly encouraged to attend each annual meeting of the Company's shareholders.  At the 2009 Annual Meeting of Shareholders, 94% of the then-serving sixteen directors were in attendance.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2011 Annual Meeting of Shareholders must be received not later than November 27, 2010 by the Corporate Secretary at P.O. Box

2740, Roanoke, VA 24001 for inclusion in the Company’s Proxy Statement relating to that meeting. With respect to a proposal by a shareholder not seeking to have the proposal included in the Company's Proxy Statement but seeking to have the proposal considered at the 2011 Annual Meeting, the proposal must be received by the Corporate Secretary at P.O. Box 2740, Roanoke, VA 24001 not earlier than February 10, 2011 and not later than March 7, 2011 to be considered at the 2011 Annual Meeting.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Board of Directors knows of no other matter that may properly come before the Annual Meeting for action. However, if any other matter does properly come before the Annual Meeting, the persons named in the form of proxy will vote the proxy in accordance with their judgment as to what is in the best interests of the Company.

By Order of the Board of Directors

/s/ Kimberly B. Snyder CPA
Roanoke, Virginia	Kimberly B. Snyder, CPA
March 27, 2010	Executive Vice President

[FORM OF PROXY]

VALLEY FINANCIAL CORPORATION 36 CHURCH AVENUE ROANOKE, VA 24011
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 1234 ANYWHERE STREET ANY CITY, ONA1A 1A1

NAME
THE COMPANY NAME INC. - COMMON THE COMPA N Y NAME INC. - CLASS  A THE COMPANY NAME INC. - CLASS  B THE COMPANY NAME INC. - CLASS  C THE COMPANY NAME INC. - CLASS  D THE COMPANY NAME INC. - CLASS  E THE COMPANY NAME INC. - CLASS  F
THE COMPA N Y NAME INC. - 401 K

CONTROL # → SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

The Board of Directors recommends that you vote FOR the following: 1. Election of Directors		For Withhold For All All All Except m m m	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ______
Nominees 01 –James S. Frantz, Jr.	02 Eddie F. Hearp	03-Anna L. Lawson	04-Dr. John W. Starr

The Board of Directors recommends you vote FOR the following proposal(s): 2 To approve, in an advisory (non-binding) vote, Valley Financial Corporation's executive compensation.		For Against Abstain ❒ ❒ ❒
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature (please sign within box)	Date	Signature (Joint Owner)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at  www.proxyvote.com .

VALLEY FINANCIAL CORPORATION
Annual Meeting of Shareholders
May 12, 2010 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Wayne A. Whitham, Jr. Esq.,  who may act, with full power of subsitution, as proxy to vote all shares of common stock of the Company held of record by the undersigned on March 12, 2010 at the Annual Meeting of the Company to be held on May 12, 2010 at 10:00 a.m. and at any adjournments thereof, and designated hereon.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side